Exhibit 99.1

LiveOne Reports Q2 Fiscal Year 2024 Revenue of $28.5M and Adjusted EBITDA* of $2.8M

●	Revenue of $56.3M and Adjusted EBITDA* of $5M for First Six Months Fiscal 2024

●	Audio Division Revenue of $52.6 and Adjusted EBITDA* of $10.4M for First Six Months Fiscal 2024

●	Guidance for Fiscal Year 2024 Consolidated Revenue of $114M - $120M and Adjusted EBITDA* of $12M - $16M

●	Raises Audio Division Revenue Guidance to $105M - $110M and Adjusted EBITDA* of $18.5M to $21M

●	Tesla Renewed for the 10th Consecutive Year

●	Increased Buyback Program to $8.5M

●	LiveOne’s Senior Management Will Host a Live Conference Call and Audio Webcast Beginning at 10:30 A.M. ET on Thursday, November 9, 2023

LOS ANGELES, CA, Nov. 9, 2023 -- (Nasdaq: LVO), an award-winning, creator-first, music, entertainment, and technology platform, announced today its operating results for the second fiscal quarter of its fiscal year ending March 31, 2024 (“Q2 Fiscal 2024”).

LiveOne’s CEO and Chairman, Robert Ellin, commented, “We are thrilled that the momentum in our key operating businesses continues to deliver hockey stick growth across all metrics. We expect to deliver records results in the current third quarter. In addition, the recent extension with Tesla as well as 18 new podcasts this year alone provides extraordinary confidence that Fiscal 2025 will be another record-breaking year. Mr. Ellin, continued, “Our recent focus on new B-to-B initiatives has delivered 27 potential blue-chip partners across five verticals and growing that could deliver substantial revenue opportunities.”

Recent and Q2 Fiscal 2024 Highlights

●	Paid members as of September 30, 2023 was 2.4 million, a net increase of 679K, or 38%, as compared to the prior year. Total members including free ad-supported memberships was approximately 3.3 million at September 30, 2023.**

●	PodcastOne was 10th in PODTRAC’s Podcast Industry Top Publishers Rankings for October 2023 with a U.S. Unique Monthly Audience of ~6 million and Global Downloads and Streams of ~34.5 million.

●	Entered into talent and other agreements to acquire certain former Kast Media podcast shows in all-stock transactions, which is expected to increase annual consolidated revenue for PodcastOne by up to $10 million and is anticipated to be accretive to Adjusted EBITDA*.

●	As previously announced in January 2021, with the assistance of J.P. Morgan, LiveOne is continuing a process to explore strategic alternatives to enhance shareholder value. Potential alternatives may include, among others, a strategic acquisition, divestiture, merger, sale or other form of business combination. There can be no assurance that LiveOne’s efforts will result in a specific transaction or any particular outcome or its timing.

Q2 FY 24 and Q2 FY23 Results Summary (in $000’s, except per share; unaudited)

	Three Months Ended September 30,		Six Months Ended September 30,
	2023	2022	2023	2022

Revenue	$28,528	$23,532	$56,295	$46,755
Operating income (loss)	$(2,515)	$(987)	$(2,754)	$(750)
Total other income (expense)	$(4,024)	$(2,393)	$(4,204)	$(1,284)
Net income (loss)	$(6,518)	$(3,409)	$(7,016)	$(2,061)
Adjusted EBITDA*	$2,786	$4,391	$4,994	$6,368
Net income (loss) per share basic and diluted	$(0.07)	$(0.04)	$(0.08)	$(0.02)

Q2 Fiscal 2024 Results Summary Discussion

For Q2 Fiscal 2024, LiveOne posted revenue of $28.5 million, a 21% increase as compared to $23.5 million in the same period in the prior year. Slacker revenue was a record $16.4 million, a 29% increase compared to revenue of $12.7 million in the second fiscal quarter for its fiscal year ended March 31, 2023 (“Q2 Fiscal 2023”). PodcastOne revenue was $10.5 million, a 24% increase compared to revenue of $8.5 million in Q2 Fiscal 2023.

Q2 Fiscal 2024 Operating Loss was ($2.5) million compared to Operating Loss of ($1.0) million in Q2 Fiscal 2023. The $1.5 million increase in Operating Loss was largely a result of an increase in operating expenses associated with transaction related costs for the PodcastOne spin-out.

Q2 Fiscal 2024 Adjusted EBITDA* of $2.8 million decreased as compared to Q2 Fiscal 2023 Adjusted EBITDA* of $4.4 million, which was primarily driven by settlements in the prior period. Q2 Fiscal 2024 Adjusted EBITDA* was comprised of Slacker Adjusted EBITDA* of $5.0 million and PodcastOne Adjusted EBITDA* of $0.1 million.

Capital expenditures for Q2 Fiscal 2024 totaled approximately $0.7 million, which were driven by capitalized software costs associated with development of LiveOne’s integrated music player.

LiveOne’s senior management will host a live conference call and audio webcast to provide a business update and discuss its operating and financial results beginning at 10:30 a.m. ET / 7:30 a.m. PT on Thursday, November 9, 2023.

Conference Call and Webcast:

WHEN: Thursday, November 9th
TIME: 10:30 AM ET / 7:30 AM PT
DIAL-IN (Toll Free): (833) 470-1428
DIAL IN NUMBER (Local): (404) 975-4839
ACCESS CODE: 270174

Replay Number:

US (Local): (929) 458-6194
Access Code: 172703

Webcast – Both the live webcast and a replay can be accessed on the Investor Relations section of LiveOne’s website at Events | LiveOne. The webcast can also be accessed at:  https://events.q4inc.com/attendee/335928348

The timing, price and actual number of shares repurchased under LiveOne’s stock repurchase program will be at the discretion of its management and will depend on a variety of factors, including stock price, general business and market conditions, and alternative investment opportunities. The repurchase program will continue to be executed consistent with LiveOne’s capital allocation strategy, which will continue to prioritize growing LiveOne’s business.

Under the stock repurchase program, repurchases can be made from time to time using a variety of methods, including open market purchases, all in compliance with the rules of the U.S. Securities and Exchange Commission and other applicable legal requirements. The repurchase program does not obligate LiveOne to acquire any particular amount of shares, and the program may be suspended or discontinued at any time at LiveOne’s discretion. LiveOne will review the stock repurchase program periodically and may authorize adjustment of its terms and size. The increase in the stock repurchase program, which may include the possibility of buying back shares of common stock of PodcastOne, is subject to approval by LiveOne’s board of directors and any other applicable approvals and consents, which LiveOne fully expects to promptly obtain.

About LiveOne, Inc.

Headquartered in Los Angeles, California, LiveOne, Inc. (Nasdaq: LVO) (the “Company”) is an award-winning, creator-first, music, entertainment, and technology platform focused on delivering premium experiences and content worldwide through memberships and live and virtual events. The Company’s subsidiaries include Slacker Radio, PodcastOne (Nasdaq: PODC), PPVOne, Palm Beach Records, CPS, LiveXLive, DayOne Music Publishing, Drumify and Splitmind. LiveOne is available on iOS, Android, Roku, Apple TV, Spotify, Samsung, Amazon Fire, Android TV, and through STIRR’s OTT applications. For more information, visit liveone.com and follow us on Facebook, Instagram, TikTok, YouTube and Twitter at @liveone. For more investor information, please visit ir.liveone.com.

Forward-Looking Statements

All statements other than statements of historical facts contained in this press release are “forward-looking statements,” which may often, but not always, be identified by the use of such words as “may,” “might,” “will,” “will likely result,” “would,” “should,” “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “seek,” “continue,” “target” or the negative of such terms or other similar expressions. These statements involve known and unknown risks, uncertainties and other factors, which may cause actual results, performance or achievements to differ materially from those expressed or implied by such statements, including: the Company’s reliance on one key customer for a substantial percentage of its revenue; the Company’s ability to consummate any proposed financing, acquisition, spin-out, special dividend, merger, distribution or transaction, the timing of the consummation of any such proposed event, including the risks that a condition to the consummation of any such event would not be satisfied within the expected timeframe or at all, or that the consummation of any proposed financing, acquisition, spin-out, merger, special dividend, distribution or transaction will not occur or whether any such event will enhance shareholder value; the Company’s ability to continue as a going concern; the Company’s ability to attract, maintain and increase the number of its users and paid members; the Company identifying, acquiring, securing and developing content; the Company’s intent to repurchase shares of its common stock from time to time under its announced stock repurchase program and the timing, price, and quantity of repurchases, if any, under the program; the Company’s ability to maintain compliance with certain financial and other covenants; the Company successfully implementing its growth strategy, including relating to its technology platforms and applications; management’s relationships with industry stakeholders; the effects of the global Covid-19 pandemic; uncertain and unfavorable outcomes in legal proceedings; changes in economic conditions; competition; risks and uncertainties applicable to the businesses of the Company’s subsidiaries; and other risks, uncertainties and factors including, but not limited to, those described in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2023, filed with the U.S. Securities and Exchange Commission (the “SEC”) on June 29, 2023, Quarterly Report on Form 10-Q for the quarter year ended June 30, 2023, filed with the SEC on August 15, 2023, and in the Company’s other filings and submissions with the SEC. These forward-looking statements speak only as of the date hereof, and the Company disclaims any obligation to update these statements, except as may be required by law. The Company intends that all forward-looking statements be subject to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995.

**Included in the total number of paid members for the reported periods are certain members which are the subject of a contractual dispute. LiveOne is currently not recognizing revenue related to these members.

* About Non-GAAP Financial Measures

To supplement our consolidated financial statements, which are prepared and presented in accordance with the accounting principles generally accepted in the United States of America (“GAAP”), we present Contribution Margin (Loss) and Adjusted Earnings Before Interest Tax Depreciation and Amortization (“Adjusted EBITDA”), which are non-GAAP financial measures, as measures of our performance. The presentation of these non-GAAP financial measures is not intended to be considered in isolation from, or as a substitute for, or superior to, operating loss and or net income (loss) or any other performance measures derived in accordance with GAAP or as an alternative to net cash provided by operating activities or any other measures of our cash flows or liquidity.

We use Contribution Margin (Loss) and Adjusted EBITDA to evaluate the performance of our operating segment. We believe that information about these non-GAAP financial measures assists investors by allowing them to evaluate changes in the operating results of our business separate from non-operational factors that affect operating income (loss) and net income (loss), thus providing insights into both operations and the other factors that affect reported results. Adjusted EBITDA is not calculated or presented in accordance with GAAP. A limitation of the use of Adjusted EBITDA as a performance measure is that it does not reflect the periodic costs of certain amortizing assets used in generating revenue in our business. Accordingly, Adjusted EBITDA should be considered in addition to, and not as a substitute for operating income (loss), net income (loss), and other measures of financial performance reported in accordance with GAAP. Furthermore, this measure may vary among other companies; thus, Adjusted EBITDA as presented herein may not be comparable to similarly titled measures of other companies.

Contribution Margin (Loss) is defined as Revenue less Cost of Sales. Adjusted EBITDA is defined as earnings before interest, other (income) expense, income tax expense, depreciation and amortization and before (a) non-cash GAAP purchase accounting adjustments for certain deferred revenue and costs, (b) legal, accounting and other professional fees directly attributable to acquisition activity, (c) employee severance payments and third party professional fees directly attributable to acquisition or corporate realignment activities, (d) certain non-recurring expenses associated with legal settlements or reserves for legal settlements in the period that pertain to historical matters that existed at acquired companies prior to their purchase date and a one-time minimum guarantee to effectively terminate a live events distribution agreement post COVID-19, (e) depreciation and amortization (including goodwill impairment, if any), and (f) certain stock-based compensation expense. Management does not consider these costs to be indicative of our core operating results.

With respect to projected full year 2024 Adjusted EBITDA, a quantitative reconciliation is not available without unreasonable efforts due to the high variability, complexity and low visibility with respect to purchase accounting adjustments, acquisition-related charges and legal settlement reserves excluded from Adjusted EBITDA. We expect that the variability of these items to have a potentially unpredictable, and potentially significant, impact on our future GAAP financial results.

For more information on these non-GAAP financial measures, please see the tables entitled “Reconciliation of Non-GAAP Measure to GAAP Measure” included at the end of this release.

LiveOne IR Contact:

Kirin Smith
PCG Advisory
(646) 823-8656
ksmith@pcgadvisory.com

Press Contact:

LiveOne
press@liveone.com

Financial Information

The tables below present financial results for the three months ended June 30, 2023 and 2022.

LiveOne, Inc.
Consolidated Statements of Operations (Unaudited)
(In thousands, except share and per share amounts)

	Three Months Ended September 30,		Six Months Ended September 30,
	2023	2022	2023	2022

Revenue:	$28,528	$23,532	$56,295	$46,755

Operating expenses:
Cost of sales	20,547	13,742	39,748	29,152
Sales and marketing	2,253	2,362	4,157	4,727
Product development	1,439	1,240	2,685	2,857
General and administrative	6,352	4,475	11,760	6,685
Impairment of intangible assets	-	1,356	-	1,356
Amortization of intangible assets	452	1,344	699	2,755
Total operating expenses	31,043	24,519	59,049	47,505
Loss from operations	(2,515)	(987)	(2,754)	(750)

Other income (expense):
Interest expense, net	(780)	(2,576)	(2,198)	(3,573)
Other income (expense)	(3,244)	183	(2,006)	2,289
Total other expense, net	(4,024)	(2,393)	(4,204)	(1,284)

Loss before provision for income taxes	(6,539)	(3,380)	(6,958)	(2,034)

Provision for income taxes	(21)	29	58	27
Net loss	$(6,518)	$(3,409)	$(7,016)	$(2,061)

Net loss per share – basic and diluted	$(0.04)	$(0.04)	$(0.08)	$(0.02)
Weighted average common shares – basic and diluted	87,485,495	84,709,971	87,097,201	74,189,970

LiveOne, Inc.
Consolidated Balance Sheets (Unaudited)
(In thousands)

	September 30,	March 31,
	2023	2023
Assets		(Audited)
Current Assets
Cash and cash equivalents	$3,606	$8,409
Restricted cash	205	240
Accounts receivable, net	17,184	13,658
Inventories	2,280	2,596
Prepaid expense and other current assets	2,959	2,823
Total Current Assets	26,234	27,726
Property and equipment, net	2,990	3,325
Goodwill	23,379	23,379
Intangible assets, net	12,640	11,035
Other assets	157	423
Total Assets	$65,400	$65,888

Liabilities, Mezzanine Equity and Stockholders’ Deficit
Current Liabilities
Accounts payable and accrued liabilities	$26,046	$22,772
Accrued royalties	13,092	12,826
Notes payable, current portion	694	15
Deferred revenue	880	992
Senior secured line of credit	7,000	-
Bridge loan	-	4,726
Derivative liabilities	-	3,148
Total Current Liabilities	47,712	44,479
Senior secured line of credit, noncurrent	-	7,000
Notes payable, net	1,055	148
Lease liabilities, noncurrent	-	161
Derivative liabilities, noncurrent	127	376
Other long-term liabilities	8,906	9,578
Deferred income taxes	332	332
Total Liabilities	58,132	62,074

Commitments and Contingencies

Mezzanine Equity
Redeemable convertible preferred stock, $0.001 par value; 10,000,000 shares authorized; 5,000 shares issued and outstanding as of June 30, 2023 and March 31, 2023, respectively	4,827	4,827
Stockholders’ Equity (Deficit)
Preferred stock, $0.001 par value; 10,000,000 shares authorized; 16,177 shares issued and outstanding as of June 30, 2023 and March 31, 2023, respectively	16,177	16,177
Common stock, $0.001 par value; 500,000,000 shares authorized; 87,676,140 and 89,632,161 shares issued and outstanding, respectively	91	90
Additional paid in capital	209,043	209,151
Treasury stock	(3,750)	(2,162)
Accumulated deficit	(231,921)	(224,269)
Total stockholders’ deficit	(10,360)	(1,013)
Non-controlling interest	12,801	-
Total equity	2,441	(1,013)
Total Liabilities, Mezzanine Equity and Stockholders’ Deficit	$65,435	$65,888

LiveOne, Inc.
Reconciliation of Non-GAAP Measure to GAAP Measure
Adjusted EBITDA* Reconciliation (Unaudited)
(In thousands)

	Net Income (Loss)	Depreciation and Amortization	Stock-Based Compensation	Non- Recurring Acquisition and Realignment Costs (1)	Other (Income) Expense (2)	(Benefit) Provision for Taxes	Adjusted EBITDA*
Three Months Ended September 30, 2023
Operations – PodcastOne	$(13,073)	$252	$854	$413	$11,660	$-	$106
Operations – Slacker	2,250	694	998	742	355	-	5,039
Operations – Other	3,168	294	179	108	(4,308)	-	(559)
Corporate	1,137	4	686	77	(3,683)	(21)	(1,800)
Total	$(6,518)	$1,244	$2,717	$1,340	$4,024	$(21)	$2,786

Three Months Ended September 30, 2022
Operations – PodcastOne	$(87)	$81	$348	$5	$460	$-	$807
Operations – Slacker	2,521	1,968	442	87	703	-	5,721
Operations – Other	(2,854)	1,586	79	3	364	-	(822)
Corporate	(2,989)	6	527	246	866	29	(1,315)
Total	$(3,409)	$3,641	$1,396	$341	$2,393	$29	$4,391

	Net Income (Loss)	Depreciation and Amortization	Stock-Based Compensation	Non- Recurring Acquisition and Realignment Costs (1)	Other (Income) Expense (2)	(Benefit) Provision for Taxes	Adjusted EBITDA*
Six Months Ended September 30, 2023
Operations – PodcastOne	$(13,119)	$338	$938	$719	$12,063	$-	$939
Operations – Slacker	5,831	1,408	1,214	873	102	-	9,428
Operations – Other	2,391	544	213	133	(4,952)	-	(1,671)
Corporate	(2,119)	9	1,229	130	(3,009)	58	(3,702)
Total	$(7,016)	$2,299	$3,594	$1,855	$4,204	$58	$4,994

Six Months Ended September 30, 2022
Operations – PodcastOne	$1,756	$156	$634	$80	$(1,726)	$-	$900
Operations – Slacker	3,512	3,941	440	91	942	-	8,926
Operations – Other	(3,457)	1,858	169	115	395	-	(920)
Corporate	(3,872)	12	941	(1,319)	1,673	27	(2,538)
Total	$(2,061)	$5,967	$2,184	$(1,033)	$1,284	$27	$6.368

(1)	Other Non-Operating and Non-Recurring Costs include outside legal, accounting and other professional fees directly attributable to acquisition activity in the period, in addition to certain non-recurring expenses associated with legal settlements or reserves for legal settlements in the period that pertain to historical matters that existed at certain acquired companies prior to their purchase date and non-recurring employee severance payments and to a lesser extent, a one-time minimum guarantee to effectively terminate a live-event distribution agreement post COVID-19.

(2)	Other (income) expense above primarily includes interest expense, net, change in derivative fair value, forgiveness of PPP loans, and loss on extinguishment of debt. These are included in the statement of operations in other income (expense) and are an add back to net loss above in the reconciliation of Adjusted EBITDA* to loss.

*	See the definition of Adjusted EBITDA under “About Non-GAAP Financial Measures” within this release.

LiveOne, Inc.
Reconciliation of Non-GAAP Measure to GAAP Measure

Contribution Margin* Reconciliation (Unaudited)
(In thousands)

	Three Months Ended September 30,
	2023	2022

Revenue:	$28,528	$23,532
Less:
Cost of sales	(20,547)	(13,742)
Amortization of developed technology	(726)	(1,151)
Gross Profit	7,255	8,639

Add back amortization of developed technology:	726	1,151
Contribution Margin*	$7,981	$9,790

*	See the definition of Contribution Margin under “About Non-GAAP Financial Measures” within this release.